UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CRH MEDICAL CORPORATION

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Dear Shareholders,

As CRH issues this Proxy Statement, the entire world is engrossed in a pandemic-related health and economic crisis stemming from COVID-19. This is a fast-evolving situation, with historic volatility and enterprise risks to all industries.

In this environment, CRH is acting with a sense of urgency and operational readiness to return to the best possible state of normal when the crisis subsides. We are supported by the strength of our business model, the indispensable nature of the services and products we provide for our patients and physician partners, and by the strong culture of service at CRH. We are honored to have the opportunity to lead this company, together with our fellow Directors, management team, clinical providers, and staff members, as we work to emerge from the COVID-19 pandemic and regain our business volumes and initiatives.

The Board has continued its oversight of the organization, developing strategy and supporting management’s ability to execute. Additionally, the Board has expanded its relevant expertise in areas integral to the CRH business plan, such as clinical operations and reimbursement. Our GI relationships remain intact, our partnership model remains compelling, and the value of our anesthesia providers has been reinforced in the COVID-19 crisis. Our patients very much require the care we provide and support, and that continues to be the basis for our enduring enterprise.

On behalf of CRH, we would like to thank Dr. Anthony Holler, who resigned as Director on March 19, 2020, for his longstanding contributions to CRH.

We are pleased to invite you to attend our 2020 Annual Meeting of Shareholders to be held on June 11, 2020 at 1:30 PST. This year, given the travel and gathering precautions imposed on us all by COVID-19, we will be conducting this meeting virtually via a live audio webcast at https://web.lumiagm.com/272357941.

Finally, your vote is important to us. The Notice and Proxy Statement provides you with information about the various ways you can vote your shares. Thank you for your confidence and interest in CRH.

Healthy Regards,

/s/ Tushar Ramani, MD	/s/ Ian Webb

Chair of the Board and Chief Executive Officer	Lead Director